Exhibit 10.1

September 21, 2016

John J. Rydzewski

c/o Enumeral Biomedical Holdings, Inc.

200 CambridgePark Drive, Suite 2000

Cambridge, MA 02140

Dear John:

This letter agreement (the “Letter Agreement”) confirms that your employment with Enumeral Biomedical Holdings, Inc. (with its subsidiaries, the “Company”) has ceased effective September 21, 2016 and sets forth the terms of your separation from service as an employee of the Company. In this Letter Agreement, reference is occasionally made to the Amended and Restated Employment Agreement, dated as of July 21, 2014, between you and Enumeral Biomedical Corp., a subsidiary of the Company, as assumed by the Company on July 31, 2014 (the “Amended Employment Agreement”). In consideration of resolving any and all disputes as to whether your employment termination was for or without Cause, as that term is defined in the Amended Employment Agreement, the Company is providing you with the compensation and benefits specified herein in consideration for your execution of this Letter Agreement.

You and the Company acknowledge and agree that, in addition to your separation of employment as Executive Chairman of the Company, you are also resigning as a director of the Company. Notwithstanding anything herein to the contrary, pursuant to this letter you also hereby resign from any positions you hold as an officer and/or director of Enumeral Biomedical Corp. and Enumeral Securities Corporation, both of which are subsidiaries of the Company. You agree to execute letters of resignation from all such posts in forms acceptable to the Company.

The Company hereby advises you to consult with an attorney of your own choosing prior to signing this Letter Agreement. You and the Company have agreed to the following terms:

1.           Separation Date. Your last day of employment and your payroll termination date (i.e., the last working day for which you will be paid your base salary and benefits) is September 21, 2016 (“Separation Date”).

2.           Payments and Benefits.

(a)          Your medical, dental, and prescription benefits to which you were entitled during your employment with the Company and under which you had elected coverage shall cease as of the Separation Date. You shall be entitled to continue these benefits for the eighteen (18) months following your Separation Date pursuant to Section 4980B of the Internal Revenue Code of 1986, as amended (“COBRA”). Should you elect to continue these benefits under COBRA, then upon the later of (I) ten (10) days after the “Effective Date” (as defined in paragraph 15(e) below) or (II) ten (10) days after the date you elect to continue benefits under COBRA, and provided you have returned the Company property pursuant to Paragraph 8 below, the Company shall pay one hundred percent (100%) of the cost for your continuing health and dental benefits through COBRA, until the earlier of eighteen months following your Separation Date or such time as you become eligible for similar benefits from another employer. You agree that you will provide prompt notice to the Company when you become eligible to obtain coverage from another employer. Your right to continue coverage pursuant to COBRA shall be governed by applicable law and the terms of the plans and programs, and will be explained to you in a packet to be sent to you under separate cover.

(b)          Except as otherwise provided herein, and regardless of whether you decide to sign this Letter Agreement, your final wages and unused vacation accrued through the Separation Date will be paid to you on the Separation Date.

3.           Stock Options. All options to purchase shares of the Company’s common stock and restricted stock grants in the Company held by you or in a trust established by you for the benefit of your spouse, children or heirs that are unvested as of the Separation Date shall vest in full immediately upon the “Effective Date” of this Agreement (as defined in paragraph 15(e) below). In addition, the period for exercising all such options to purchase common stock of the Company shall be extended to the date that is five (5) years following the “Effective Date” of this Agreement (as defined in paragraph 15(e) below). For the avoidance of doubt, attached as Annex A hereto is a listing of your current stock options and restricted stock grants, which shall vest in full immediately upon the Effective Date in accordance with the terms of this Agreement. The Company will direct its transfer agent to issue you a stock certificate for the shares represented by the restricted stock award listed on Annex A within ten (10) days of the Effective Date.

4.           Cessation of Benefits. Except as otherwise described in this Agreement, all other benefit programs to which you were entitled during your employment with the Company and under which you had elected coverage shall cease as of the Separation Date.

5.           Receipt of Full Benefits / Adequate Consideration.

(a).         Except as specifically provided in this Letter Agreement, you understand and agree that you are not entitled to any further salary, vacation pay, sick pay, bonus, severance pay, compensation of any kind, retirement, health insurance, long-term disability, AD&D, life insurance, or any other benefits. All such compensation and benefits shall cease as outlined above. For the avoidance of doubt, unless as otherwise set forth in this Letter Agreement, you hereby waive your rights to any and all benefits set forth in the Amended Employment Agreement. However, you will retain your rights, if any, to retirement benefits to the extent you are eligible for them pursuant to applicable plan documents. You also agree that you have reconciled all outstanding business expenses.

(b).         You acknowledge and agree that the benefits under Paragraph 2 (collectively referred to as “Severance Benefits”):

(i)          Are not required by any policy, plan or prior agreement;

(ii)         Constitute adequate consideration to support your General Release in Paragraph 12(a) below; and

(iii)        Fully compensate you for the Claims you are releasing.

(c)          For purposes of this paragraph, “consideration” means something of value to which you are not already entitled.

6.           Confidentiality of this Agreement. Because the information in this Letter Agreement is confidential, it is agreed that you will not disclose the terms of this Letter Agreement to anyone, except (i) your family, attorney and/or accountant with whom you choose to consult regarding this Letter Agreement, provided they each agree to the terms of confidentiality set forth herein or as required by law; (ii) in connection with any claim to enforce, interpret or determine the scope, meaning, enforceability or effect of the Agreement; (iii) to obtain confidential legal, tax or financial advice with respect thereto; (iv) as may be required by law or in connection with Retained Rights set forth in Paragraph 14 below, including in response to a subpoena, or (v) in connection with any of your Retained Rights as set forth in Paragraph 14 below. You agree and affirm that you have complied with and will continue to comply with the restrictions on the use of proprietary information set forth in Section 5 of the Amended Employment Agreement.

7.           Prohibition on Your Using or Disclosing Confidential Information. Regardless of whether you sign this Agreement, and in accordance with your Amended Employment Agreement, you are prohibited from using or disclosing confidential information which you created or acquired in the course of your employment with the Company and which is not generally known by or readily accessible to the public. This confidential information includes, without limitation, the items set forth in Section 5 of your Amended Employment Agreement (defined therein, and referred to throughout this Letter Agreement, as “Confidential Information”), a copy of which is attached to this Letter Agreement as Attachment A for your convenience. This prohibition is subject to and limited by your Retained Rights in Paragraph 14 below.

8.           Return of Company Property. Regardless of whether you sign this Letter Agreement, in accordance with your Amended Employment Agreement and as a condition of receiving the Severance Benefits set forth in Paragraph 2 above, you must return to the Company any and all office equipment, documents, files, materials, electronic information, records, computer discs, equipment or other items in your possession or control belonging to the Company or containing any Confidential Information relating to the Company, and you represent and agree that you have done so.

9.           Post-Termination Restrictions. Regardless of whether you sign this Letter Agreement, you remain legally bound by, and must comply with, the terms, conditions and restrictions of Section 7 (c)(i) and (iii) (Non-Solicitation) of the Amended Employment Agreement. The Company hereby releases you from the non-competition restrictions set forth in Section 7(b) and (c)(ii) of the Amended Employment Agreement, which shall be of no further effect. The twelve (12) month Post Employment Non-Compete Period (as defined in the Amended Employment Agreement), solely as limited to Section 7(c)(i) and (iii) in accordance with the terms of this Paragraph 9, will be extended by any period of time in which you are in violation of such Section 7(c)(i) and/or (iii).

10.         Remedy for Violation of Post-Termination Restrictions. In the event you violate any of the restrictions referenced in Paragraph 9 above, the Company shall have the right, in its sole discretion, to cease making any payments to you which otherwise may be required pursuant to Paragraph 2; however, this shall not affect the validity or enforceability of the covenants referenced in Paragraph 9 above and your Amended Employment Agreement, which shall remain in full force and effect.

11.         Defamatory Remarks and Publications. You agree that you will not make any defamatory comments or remarks, as defined by law, in writing, orally or electronically, about the Company or any other Released Party (as defined in Paragraph 12 below) and their respective products and services. You further agree that you will not make, or cause to be made, any references whatsoever to any of the Released Parties, or to any fictitious person or entity intended to resemble any of the Released Parties, in any book, article, letter or any other form of publication or writing that you author or that you assist a third-party in authoring for publication or any other form of public dissemination, provided that this prohibition does not include your stating or confirming that you have been employed by the Company for your period of employment and stating your titles, roles and responsibilities. These restrictions are subject to and limited by your Retained Rights in Paragraph 14 below.

12.         General Releases.

(a).         By Executive. You, for yourself, your heirs, assigns, successors, executors, and administrators (hereinafter collectively referred to as the “Releasor”), in consideration of the promises and covenants set forth herein, hereby fully release and discharge, to the maximum extent permitted by law, the Company and its parent, subsidiaries, affiliates, officers, directors, members, shareholders, successors, partners, principals, employees, agents, representatives, fiduciaries, attorneys, and/or anyone else connected with each of the foregoing (collectively, the “Released Parties”), forever and unconditionally from any and all manner of action, claim, demand, damages, cause of action, debt, sum of money, contract, covenant, controversy, agreement, promise, judgment, and demand whatsoever, in law or equity, known or unknown, existing or claimed to exist (hereinafter, collectively referred to as “Claims”) arising from the beginning of time through the execution of this Letter Agreement, including without limitation, all Claims relating to or arising out of your employment and/or termination of employment with the Company, including any Claims under your Amended Employment Agreement, bonus and/or employee benefits and/or any discrimination claim based on race, religion, color, national origin, age, sex, sexual orientation or preference, disability, retaliation, or any cause of action under the following in each case as amended: the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Equal Pay Act of 1963, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Worker Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act of 1974 (except any valid claim to recover vested benefits, if applicable), and their state or local counterparts, including without limitation, applicable state statutes, including state anti-discrimination statutes and regulations, such as the Massachusetts Fair Employment Practices Act, the Massachusetts Civil Rights Act, the Massachusetts Equal Rights Law, the Massachusetts Wage Act, the Massachusetts Small Necessities Leave Act, the Massachusetts Earned Sick Time Law, and the Massachusetts Parental Leave Law, and/or any other federal, state or local law, rule, regulation, constitution or ordinance, or under any public policy or common law or arising under any practices or procedure of the Company, and/or any claim for wrongful termination, back pay, future wage loss, any other claim, whether in tort, contract or otherwise, or any claim for costs, fees or other expenses, including attorneys’ fees.

(b).         By Company. The Company and its officers, directors, successors, principals, representatives, fiduciaries, attorneys, and/or anyone else connected with each of the foregoing in consideration of the promises and covenants set forth herein, hereby fully release and discharge you and your representatives, fiduciaries, attorneys, from any and all manner of action, claim, demand, damages, cause of action, debt, sum of money, contract, covenant, controversy, agreement, promise, judgment, and demand whatsoever, in law or equity, known or unknown, existing or claimed to exist (hereinafter, collectively referred to as “Claims”) arising from the beginning of time through the execution of this Letter Agreement, including without limitation, all Claims relating to or arising out of your employment and/or termination of employment with the Company, including without limitation, applicable state statutes, including federal, state or local law, rule, regulation, constitution or ordinance, or under any public policy or common law, or any claim for costs, fees or other expenses, including attorneys’ fees.

(c).         Known and Unknown Claims. Please note also that this General Release includes all Claims known or unknown by you, those that you may have already asserted or raised as well as those that you have never asserted or raised.

13.         Non-Released Claims. The General Release in Paragraph 12 above does not apply to:

(a)          Any Claims for vested benefits under any Company retirement, 401(k), profit-sharing or other deferred compensation plan;

(b)          Any Claims to require the Company or you to honor its or your commitments set forth in this Letter Agreement;

(c)          Any Claims to interpret or to determine the scope, meaning, enforceability or effect of this Letter Agreement;

(d)          Any Claims that arise after you have signed this Letter Agreement;

(e)          Any Claims to be filed with the Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board (“NLRB”) or the Occupational Safety and Health Commission (“OSHA”), although you waive any right to obtain recovery money or other benefits as a result of such Claims;

(f)           Any Claims for worker’s compensation benefits, unemployment compensation benefits, an award in connection with a claim filed with the Securities and Exchange Commission (“SEC”), and any other Claims that cannot be waived by a private agreement.

The General Release is subject to and restricted by your Retained Rights in Paragraph 14 below.

14.         Retained Rights.

(a).         Regardless of whether or not you sign this Agreement, nothing in this Agreement is intended to or shall be interpreted: (i) to restrict or otherwise interfere with your obligation to testify truthfully in any forum; (ii) to restrict or otherwise interfere with your right and/or obligation to contact, cooperate with, provide information to, or testify or otherwise participate in, any action, investigation or proceeding of any government agency or commission (including, but not limited, to the SEC, EEOC, NLRB, OSHA; or (iii) to disclose any information or produce any documents as is required by law or legal process.

(b).         Further, the General Release in Paragraph 12 does not prevent you from contacting or filing a charge with any federal, state or local government agency or commission (including, but not limited to, the EEOC). However, the General Release does prevent you, to the maximum extent permitted by law, from obtaining any monetary or other personal relief for any of the Claims you have released in Paragraph 12 with regard to any charge you may file or which may be filed on your behalf, provided this paragraph does not apply to claims filed with the SEC.

15.         Representations. By signing this Letter Agreement, you acknowledge that:

(a)           you have read and fully understand the terms of this Letter Agreement, including the General Release;

(b)           you have been advised in writing by the Company and urged to consult with your attorneys prior to signing this Letter Agreement concerning the terms of this Letter Agreement, including the General Release;

(c)           you have agreed to this Letter Agreement, including the General Release, knowingly and voluntarily and were not subjected to any undue influence or coercion in agreeing to its terms;

(d)           you have been given at least 21 days to consider this Letter Agreement, and acknowledge that in the event that you execute this Letter Agreement prior to the expiration of the 21 day period, you hereby waive the balance of said period;

(e)           you will have seven (7) days following your execution of this Letter Agreement to revoke this Letter Agreement and this Letter Agreement shall not become effective or enforceable until the revocation period has expired (“Effective Date”). Any revocation within this seven day period must be submitted in writing and personally delivered, or mailed by 5:30 p.m. on the 7th day following your execution of this Letter Agreement to the undersigned at 200 Cambridge Park Drive, Suite 2000, Cambridge, MA 02140. No payment provided for in Section 2 of this Letter Agreement will be made until after the seven (7) day period has expired and this Letter Agreement has become effective. If the Letter Agreement is revoked by you then you shall forfeit the payment and benefits provided in this Letter Agreement and the Company shall not be required to provide any such payment, benefits or other consideration;

(f)           you agree that, by signing this Letter Agreement, you will be receiving consideration in excess of that to which you are entitled absent providing the Release contained herein; and

(g)          you have agreed that no provision of this Letter Agreement may be modified, changed, waived or discharged unless such waiver, modification, change or discharge is agreed to in writing and signed by the Company.

(h)          you agree that no promise or inducement not expressed in this Letter Agreement has been made to you;

(i)           You understand that you are waiving your Claims as set forth in Paragraph 12(a) above, including, but not limited to, Claims for age discrimination under the Age Discrimination in Employment Act (subject to the limitations in Paragraph 13 above and your Retained Rights in Paragraph 14 above); and

(j)           You have adequate information to make a knowing and voluntary waiver of any and all Claims as set forth in Paragraph 12(a) above.

16.         Future Cooperation. You agree to cooperate with any reasonable request by the Company in connection with any matter with which you were involved or any existing or potential claim, investigation, administrative proceeding, lawsuit or other legal or business matter that arose during your employment by the Company. You agree that after the Separation Date, you will make yourself available, upon reasonable notice and under reasonable conditions, to respond to inquiries and requests for information and assist the Company in any capacity with respect to matters of which you were involved or had knowledge as a result of your employment with the Company. You further agree to provide reasonable assistance to the Company and its respective representatives in defense of any claims that have been or may be made against the Company or any Released Party, and will assist the Company in the prosecution of any claims that have been or may be made by the Company or Released Party, to the extent that such claims may relate to the period of your employment with the Company. You agree to promptly notify the Company’s General Counsel in the manner described in Paragraph 17 below if you become aware of any lawsuits involving such claims that may be filed or threatened against the Company or any Released Party. You also agree to promptly inform the General Counsel (to the extent that you are legally permitted to do so) in the manner described in Paragraph 17, if you are requested to provide testimony or documents protected from disclosure under this Letter Agreement, or if you are asked to assist in any investigation of the Company or any Released Party (or their actions), regardless of whether a lawsuit or other proceeding has then been filed against the Company or Released Party with respect to such investigation. Upon presentation of appropriate documentation, the Company shall pay or reimburse you for all reasonable out-of-pocket travel, duplicating or telephonic expenses incurred by you in complying with this Paragraph 16. Nothing in this Paragraph 16 shall be construed to prohibit you from exercising your Retained Rights as specified in Paragraph 14 above, nor shall be construed as requiring you to provide advance notice to the Company regarding any SEC investigation or such other administrative agency investigation if you are directed to maintain such information in confidence.

17.         Duty to Notify. Regardless of whether you sign this Letter Agreement, in the event you receive a request or demand, orally, in writing, electronically or otherwise, for the disclosure or production of Confidential Information which you created or acquired in the course of your employment (as defined in your Employment Agreement, you must notify immediately the Company’s General Counsel by calling him at the Company’s offices. Regardless of whether you are successful in reaching him by telephone, you also must notify him immediately in writing, via certified mail, at the Company’s offices at 200 Cambridge Park Drive, Suite 2000, Cambridge, MA 02140. A copy of the request or demand as well as any and all documents potentially responsive to the request or demand shall be included with the written notification. You agree to wait a minimum of ten (10) days (or the maximum time permitted by such legal process, if less) after sending the letter before making a disclosure or production to give the Company time to determine whether the disclosure or production involves Confidential Information, in which event the Company may seek to prohibit and/or restrict the production and/or disclosure and/or to obtain a protective order with regard thereto. This obligation shall not apply in the event of requests or demands for Confidential Information from the SEC or such other administrative agency if you are directed to maintain such information in confidence.

18.         Breach. You acknowledge that any breach by you of any of the terms of this Letter Agreement, shall immediately relieve and excuse the Company from its obligations under this Letter Agreement, and the Company shall have the right to seek any other legal or equitable relief that may be available.

19.         Entire Agreement, Amendment and Waiver. You understand that this Letter Agreement fully and completely waives and gives up all claims you may have against the Company that are waivable under applicable law, excepting only claims to enforce this Letter Agreement.

20.         Complete Understanding. This Letter Agreement, and the applicable plans and agreements governing equity awards to you, contain the entire understanding between you and the Company, and supersede any and all other prior agreements, understandings, discussions, negotiations whether written or oral between you and the Company, including, without limitation, the Amended Employment Agreement, with the exception of the Disclosure of Information, Developments, Non-Competition and Return of Information provisions contained in Sections 5, 6, 7 and 8 therein, the tax provisions in Sections 11(d), 11(e), and 11(f), and the Notices, Enforcement and Remedies provisions of Sections 12, 13(h) and 13(i), which provisions shall be interpreted to provide the Company with cumulative rights, remedies, and protections and shall be given full force and effect. You acknowledge that neither the Company nor any representative of the Company has made any representation or promise to you other than set forth herein.

21.         Modifications / Successors and Assigns / Waiver. This Letter Agreement shall be binding upon the parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the parties hereto. This Letter Agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators. No delay or omission by the Company in exercising any right under this Letter Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

22.         Governing Law. This Letter Agreement shall be governed by the laws of the Commonwealth of Massachusetts, excluding conflicts of law principles.

23.         Waiver of Jury Trial. The parties hereby knowingly, voluntarily, and intentionally waive the right any of them have to a trial by jury of, under or in connection with this Letter Agreement or any agreement or document executed in conjunction therewith or any course of conduct, statements (whether verbal or written) or actions of any party relating hereto or thereto.

24.         Interpretation of this Letter Agreement / Severability / Captions. Nothing in this Letter Agreement is intended to violate any law or shall be interpreted to violate any law. If any paragraph or part or subpart of any paragraph in this Letter Agreement or the application thereof is construed to be overbroad and/or unenforceable, then the court making such determination shall have the authority to narrow the paragraph or part or subpart of the paragraph as necessary to make it enforceable and the paragraph or part or subpart of the paragraph shall then be enforceable in its/their narrowed form. Moreover, each paragraph or part or subpart of each paragraph in this Letter Agreement is independent of and severable (separate) from each other. In the event that any paragraph or part or subpart of any paragraph in this Letter Agreement is determined to be legally invalid or unenforceable by a court and is not modified by a court to be enforceable, the affected paragraph or part or subpart of such paragraph shall be stricken from the Letter Agreement, and the remaining paragraphs or parts or subparts of such paragraphs of this Agreement shall remain in full, force and effect. Captions are for the convenience of the parties and shall not affect the meaning of any provision.

25.         No Admissions. It is understood and agreed that this Letter Agreement does not constitute an admission by the Company or you that any action either party has taken was unlawful or wrongful, or that any action constituted a breach of contract or violated any federal, state, or local law, policy, rule or regulation.

If the terms of this Letter Agreement are acceptable to you, please sign and date the enclosed copies of this Letter Agreement and return both to the undersigned. A fully executed copy will be returned to you.

Sincerely,

ENUMERAL BIOMEDICAL HOLDINGS, INC.

By:	/s/ Matthew A. Ebert
Name: Matthew A. Ebert
Title: General Counsel

ACCEPTED AND AGREED:

/s/ John J. Rydzewski
John J. Rydzewski

Dated: September 21, 2016

Annex A

•	Stock Option Agreement, dated as of July 31, 2014, to purchase 300,000 shares of the Company’s common stock at an exercise price of $1.00 per share, of which 100,000 shares vest monthly over 48 months beginning on July 31, 2014, and 200,000 shares vest upon achievement of certain performance milestones specified therein.

•	Stock Option Agreement, dated as of September 28, 2015, to purchase 720,000 shares of the Company’s common stock at an exercise price of $0.36 per share, of which 360,000 shares vest monthly over 48 months beginning on October 28, 2015, and 360,000 shares vest upon achievement of certain performance milestones specified therein.

•	Restricted Stock Agreement, dated as of July 31, 2014 (rolled over from a grant made under Enumeral Biomedical Corp.’s 2009 Equity Incentive Plan on January 2, 2013), for 357,086 shares of the Company’s common stock, on which restrictions lapse over 48 months commencing after October 26, 2012.